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         [LETTERHEAD OF SILVER, FREEDMAN & TAFF, L.L.P.]






                      October 1, 1997




Board of Directors
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

Members of the Board:

    We have acted as counsel to Bay View Capital Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange
Commission of a registration statement on Form S-8 under the Securities Act of
1933 (the "Registration Statement") relating to 1,750,000 shares of the
Company's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Company's Amended and Restated 1995 Stock Option and
Incentive Plan (the "Plan").

    In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company's
Certificate of
Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

    Based upon the foregoing, it is our opinion that the shares of Common Stock to be offered by the Company will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

    We hereby consent to the inclusion of our opinion as Exhibit
5 of this
Registration Statement and the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                            Very truly yours,

                            /s/ Silver, Freedman & Taff, L.L.P.

                            SILVER, FREEDMAN & TAFF, L.L.P.